Mutual Termination Agreement

This mutual termination agreement is made and entered into this 8thday of January, 2013, by and between Cellceutix Corporation and Hyman and Ethel Schwartz, (“Schwartz”) Series A Convertible Preferred Subscriber.

WHERAS the Company and (“Schwartz “) entered into a Subscription Agreement on May 8, 2012 for the Company to sell and for (“Schwartz “)   to  purchase Series A Convertible Preferred Shares (the “Series A Preferred”) of Cellceutix Corporation   (CTIX) (the "Company") which are convertible into Common Shares of the Company,  in a transaction exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”) for an aggregate of $1,000,000 to be funded in tranches over the period of one year.  To date an aggregate of $400,000 was funded, and the Company issued an aggregate of 848,084 common shares and 848,084 common stock purchase warrants.

Whereas, Company and (“Schwartz “)    desire to mutually terminate the subscription for the remaining $600,000 subscription agreement.

Now therefore, for valuable consideration, the receipt of which is hereby acknowledged, the Company and Schwartz agree to:

1. Mutually terminate the agreement referenced herein.

2. Mutually release each other of any claims or liabilities of any kind or nature.

This mutual termination is made effective as of the date first written above.

Cellceutix Corporation		Hyman Schwartz and Ethel Schwartz

By:	/s/ Leo Ehrlich	By:	/s/ Hyman Schwartz /s/ Ethel Schwartz
Leo Ehrlich, CEO